CONTRIBUTION AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of November 8, 2011, by and between TOP GEAR INC. (the “Parent”), and TGRE SubCo, Inc. (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent in the business of developing and commercializing a kosher certification service (the “Business”); and

WHEREAS, Parent wishes to contribute to the Company and the Company wishes Parent to contribute to the Company all of its assets related to the Business, in exchange for the assumption by the Company of all of the liabilities related to the Business.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.         Contributions by Parent.

(a)      Parent shall contribute, assign, transfer, convey and deliver to the Company, and the Company shall accept from Parent, at the Closing, good and valid title to the Contributed Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, the term “Contributed Assets” means all of the assets of Parent used or held for use in the conduct of the Business together with all assets, contracts, goodwill, properties and rights acquired by Parent of a similar nature from and after the date hereof, excluding the Excluded Assets, of any kind or nature, whether tangible or intangible, whether real, personal or mixed, whether or not presently in use by Parent, and whether or not used in, useful, necessary, incidental or pertaining to or associated with the operation of the Business as of the Closing, including:

(i)           all cash and other cash equivalents, including certificates of deposit and marketable securities;

(ii)          all equipment, machinery, computers, tools, trade fixtures, improvements, supplies, materials, furniture, and other tangible personal property used or held for use in the conduct of the Business, and all furniture, personal computers, calculators and other personal property used by or held for use by the Transferred Employees;

(iii)         all of Parent’ right, title and interest in and to all contracts, including all contracts, leases and certain agreements with employees associated with the Business;

(iv)         all Accounts Receivable;

(v)          all right, title and interest in and to the Parent Intellectual Property;

(vi)         the inventory owned by Parent as of the Closing Date;

(vii)        all Governmental Authorizations primarily relating to the operation of the Business, to the extent such Governmental Authorizations are transferable by Parent in connection with the transactions contemplated by this Agreement;

(viii)       all assets of any Employee Benefit Plan in which any employee of Parent participates;

(ix)         all claims, causes of action and rights of set-off relating to any of the Contributed Assets, other than claims, causes of action and rights of set-off for infringement, misappropriation or violation of the Parent Intellectual Property that occurred prior to the Closing Date;

(x)          (A) all records and lists of Parent primarily relating to the Business and the assets described in this Section 1, including all records and lists pertaining to all external customers and suppliers of and to the Business, (B) all product, business, and marketing plans of Parent pertaining to the Business, (C) all books, ledgers, files, reports, plans, drawings, and operating records related primarily to the Business or the assets described in this Section 1, and (D) to the extent permitted by applicable Legal Requirements, personnel records for all Transferred Employees (collectively, the “Books and Records”); provided that Parent shall be entitled to retain a copy of such Books and Records for internal use; and

(xi)         all other property, assets, goodwill and business that are owned by Parent for the purpose of operating the Business and the right to represent to third parties that Purchaser is the successor to Parent.

(b)      The foregoing notwithstanding, Parent shall not contribute, and Parent shall not be deemed to contribute, any of the following assets to the Company (collectively, the “Excluded Assets”):

(i)           those assets listed on Schedule 1(b)(i); and

(ii)          Parent’s corporate minute books, corporate seal, stock transfer records and other corporate records (except to the extent such records are related to or are used in the operation of the Business).

(c)      Following the Closing, the parties shall cooperate with each other to identify any assets that were (i) not designated as part of the Contributed Assets at the Closing but which relate primarily to the Business and were not designated as Excluded Assets (the “Nontransferred Parent Assets”), and (ii) designated as part of the Contributed Assets but which do not relate to the Business and which should not have been transferred to the Company (the “Transferred Parent Assets”).  To the extent any Nontransferred Parent Assets are identified and Parent is legally and contractually permitted to transfer such assets, Parent shall, at no cost to the Company, promptly take all action to contribute such Nontransferred Parent Assets to the Company.  In the event Parent is required to obtain the consent or approval of any Person prior to the contribution of any Nontransferred Parent Asset to the Company, then Parent shall, at its own expense, use its commercially reasonable efforts to promptly obtain such approval or consent, and upon obtaining such approval or consent, shall promptly contribute such Nontransferred Parent Asset to the Company.  To the extent that any Transferred Parent Assets are identified and the Company is legally and contractually permitted to transfer such assets, then the Company shall, at the cost and expense of Parent, promptly take all actions to transfer the Transferred Parent Assets to Parent.  In the event that the Company is required to obtain the consent or approval of any Person prior to the transfer of any Transferred Parent Assets to Parent, then the Company shall, at Parent’ expense, use commercially reasonable efforts to obtain such approval or consent, and upon obtaining such approval or consent, shall promptly transfer such Transferred Parent Assets to Parent.  In the event any approval or consent necessary for the transfer of any Nontransferred Parent Asset or Transferred Parent Asset, as the case may be, then Parent and the Company shall discuss in good faith an appropriate resolution for the disposition of such Nontransferred Parent Asset or Transferred Parent Asset, as applicable.  Notwithstanding any provision of this Agreement to the contrary, nothing herein shall be deemed to constitute an agreement to assign any Transferred Contract or any right or privilege arising thereunder if an attempted assignment thereof, without the consent of the other party or parties thereto, would constitute a breach thereof unless such consent has been obtained.

Section 2.         Assumption of Liabilities by the Company.

(a)      The Company shall assume all debts and other Liabilities (contingent, absolute or otherwise) of Parent, which Liabilities will be assumed by the Company at Closing, subject to the terms and conditions herein, including (the “Assumed Liabilities”):

(i)           all Liabilities arising under or out of the Transferred Contracts (other than Liabilities arising out of breaches or violations by Parent occurring prior to the Closing Date) for performance of or payments to be made under the Transferred Contracts;

(ii)          all liabilities related to or arising from employment, employee benefits and Employee Benefit Plans of Parent; and

(iii)         all Liabilities other than Excluded Liabilities arising on or after the Closing Date out of the ownership or use of the Contributed Assets or the conduct of the Business by the Company on or after the Closing Date.

(b)      The foregoing notwithstanding, the Company shall not assume, and the Company shall not be deemed to assume, any of the Liabilities that are specifically set forth on Schedule 2(b) (collectively, the “Excluded Liabilities”).  All Excluded Liabilities shall be the responsibility of Parent.

(c)      Following the Closing, the parties shall cooperate with each other to identify any Liabilities that were (i) not designated as part of the Assumed Liabilities at the Closing but which relate primarily to the Business (the “Nonassumed Parent Liabilities”), and (ii) designated as part of the Assumed Liabilities but which do not relate to the Business and which should not have been assumed by the Company (the “Assumed Parent Liabilities”).  To the extent that any Nonassumed Parent Liabilities or Assumed Parent Liabilities are identified, then Parent and the Company shall discuss in good faith an appropriate resolution for the disposition of such Nonassumed Parent Liability or Assumed Parent Liability, as applicable.

Section 3.         Consideration for Contributed Assets.  At the Closing, as consideration for the contribution of the Contributed Assets by Parent to the Company set forth in Section 1 above, the Company shall assume the Assumed Liabilities and be responsible for their timely discharge or satisfaction.

Section 4.         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ____________________________ concurrently with the execution of this Agreement. For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing actually takes place.

Section 5.         Sales Taxes. The Company shall be responsible for, and shall pay and reimburse the Parent, and/or its Affiliates, as applicable, for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, stamp taxes or similar Taxes, charges, fees or expenses (collectively “Sales and Transfer Taxes”) that may become payable in connection with the contribution of the Contributed Assets and assumption of the Assumed Liabilities. The Company and Parent shall cooperate with each other in timely making all filings, returns, report and forms as may be required in connection with the payment of all Sales and Transfer Taxes, including the delivery of all instruments and certificates as are necessary to minimize such Sales and Transfer Taxes and enable the other to timely comply with the filing of any Tax Return that relates to Sales and Transfer Taxes.

Section 6.         Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions hereunder.

Section 7.         Waiver.

Section 8.        The rights and remedies of the parties hereto are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 9.         Entire Agreement and Modification

Section 10.      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 11.       Assignments, Successors, and No Third-Party Rights

Section 12..      No party may assign any of its rights under this Agreement without the prior consent of the other party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.

Section 13.       Severability

Section 14..      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 15.       Section Headings

Section 16..     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless the context indicates otherwise.

Section 17.       Construction

Section 18..      The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” shall mean including without limitation.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of such representation, warranty, or covenant.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 19.       Counterparts

Section 20..     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 21.      Specific Performance

Section 22..     Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 23.      Governing Law; Submission to Jurisdiction

Section 24..     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflicts of laws principles.  Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any party may make service on any other Party by sending or delivering a copy of the process to the Party at such party’s address.  Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 25.      Waiver of Jury Trial

Section 26..     EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next page]

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first above written.

TOP GEAR INC.

By:	/s/ Omri Amos Shalom
Name:	Omri Amos Shalom
Title:	President and Chief Executive Officer

TGRE SubCo, Inc.

By:	/s/ Omri Amos Shalom
Name:	Omri Amos Shalom
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Receivable” means all of the trade accounts receivable of the Business including less any reserves for uncollected accounts on the Accounts Receivable in conformity with GAAP.

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling, or under common control with such first Person.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) any plan, fund, arrangement or practice, including, without limitation, health, accident, disability, cafeteria, dependent care, employee assistance, unemployment or life insurance or death benefit plans, funds, arrangement or practices, material fringe benefit or other retirement, bonus, or incentive plan or program, whether formal or informal and whether legally binding or not.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, lease, license, Order, imperfection of title, condition or restriction (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authorization” means any permit, license, certificate, franchise, approval, consent, certification, designation, registration, qualification or authorization issued or granted by any Governmental Body.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal or foreign government (including any agency, department, bureau, division, court, or other administrative or judicial body thereof); or (c) governmental or quasi-governmental authority of any nature.

“Intellectual Property” shall include, without limitation, all United States and foreign: (A) trademarks and service marks (whether registered or unregistered), trade names, trade dress, business names, brand names, logos and designs, including all goodwill associated with the foregoing and all registrations and applications for any of the foregoing; (B) patents, utility models, and registrations and patent applications relating to the foregoing, unfiled patent applications and inventions disclosures; (C) copyright works (whether registered or unregistered) and applications therefore; (D) domain names, and all registrations and applications with respect to the foregoing; (E) confidential information and proprietary information; (F) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing, (G) licenses to use, or practice, a third party’s intellectual property falling within the preceding subsections (A) through (F), and (H) any of the foregoing owned jointly with one or more third parties.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal law, statute, legislation, constitution, ordinance, code, edict, rule, regulation, ruling, directive, pronouncement, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” or “Liabilities” means, as to any Person, without duplication, any and all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person, any and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including any and all obligations of such Person upon which interest charges are customarily paid, any and all obligations of such Person under conditional sales or other title retention agreements relating to property purchased by such Person, any and all obligations of such Person issued or assumed as the deferred purchase price of property or services, any and all capitalized lease obligations of such Person, any and all obligations secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby are obligations of, or have been assumed by, such Person, any and all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), any and all amounts drawn on letters of credit issued on behalf of such Person, any and all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, any and all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person, and any interest accrued relating to debt, and any obligations or other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Parent Intellectual Property” means any Intellectual Property which is used by or for the Business.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator or arbitration panel.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP on the financial statements, (ii) any Encumbrance with respect to leased equipment that exists under the express terms of any equipment lease included in the Contributed Assets, and (iii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP on the financial statements.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture association, joint-stock company, trust, unincorporated organization or other entity or governmental authority, and shall include any successor (by merger or otherwise) of such Person.

“Proceeding” means any action, suit, litigation, arbitration, or investigation (including any civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Contract” means those contracts contributed by Parent to the Company pursuant to this Agreement.

“Transferred Employees” means those employees of Parent who become employees of the Company.

Schedule 1(b)(i)

Excluded Assets

None.

Schedule 2(b)

Excluded Liabilities

None.